Exhibit 2.1

Membership Interest Purchase Agreement

This Membership Interest Purchase Agreement (this “Agreement”), dated as of September 22, 2022, is entered into by and among Biolase, Inc., a Delaware corporation (“Buyer”), Med-Fiber LLC, a Maryland limited liability company (the “Company”), and Alexei Tchapyjnikov, an individual resident of *** and sole member of the Company (“Seller” together with the Company, the “Seller Parties”). In this Agreement, Buyer, the Company, and Seller are sometimes individually referred to as a “Party” and collectively as “Parties. ”

RECITALS

WHEREAS, Seller owns one hundred percent (100%) of the equity interests in the Company (the “Interests”);

WHEREAS, the Company is engaged in the business of manufacturing and supplying infrared transmitting fiber optics for laser power delivery applications, and activities related thereto (the “Business”); and

WHEREAS, at the Closing, on the terms and subject to the conditions set forth herein, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Interests on the terms and conditions listed below (the “Transaction”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
Definitions

The following terms have the meanings specified or referred to in this Article I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at Law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Ancillary Documents” means the Consulting Agreement and any certificate delivered by the Seller Parties to Buyer pursuant to this Agreement.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Los Angeles, California are authorized or required by Law to be closed for business.

“Buyer Group” means, collectively, Buyer, each of its Subsidiaries and their respective Affiliates.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, as may be amended or modified from time to time, including any rules or regulations promulgated by a Governmental Authority thereunder (including any analogous or similar provision under state and local Law).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Ready Stage Conditions” means ***; provided that ***.

“Commercial Ready Stage Outside Date” means the date that is *** from the date that the ***.

“Company Documentation” means all design and manufacturing instructions, workpapers, log-books, and all other documentation relating to the business of Seller described in Exhibit D.

“Company Equipment” means all of the Company’s equipment (including processing equipment) set forth on Exhibit D and identified by make model and serial number.

“Company Equipment Performance Standards” means the achievement of each of the performance standards for the Company Equipment to the extent set forth on Exhibit C.

“Company Inventory” means all the Company’s inventory set forth on Exhibit D.

“Company IP Agreements” means all material licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property Rights to which the Company is a party, beneficiary or otherwise bound, but excluding any shrink-wrap, click-wrap, or similar licenses for commercially available off-the-shelf software with purchase prices or annual renewals of less than $5,000.

“Company IP Registrations” means all Intellectual Property Rights that are owned, purportedly owned, held by, or filed by or on behalf of, the Company that are subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including Patents, Trademarks, Copyrights, Domain Names, and pending applications for any of the foregoing.

“Company Products” means any Company Software from which the Company has derived revenue from the sale, license, maintenance or provision thereof since the Company’s formation.

“Company Software” means all Software that is owned, developed, under development, marketed, distributed, licensed, sold or held for use by or on behalf of the Company.

“Consulting Agreement” means that certain Consulting Agreement dated as of the date hereof, by and between Buyer and Seller in substantially the form attached hereto as Exhibit A.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, indentures, joint ventures and all other legally binding arrangements, whether written or oral.

“Covid Relief” means any legislation enacted or executive order issued in connection with the COVID-19 pandemic, including (a) the CARES Act, (b) the Continued Assistance Act, (c) the Executive Order signed by President Trump on August 8, 2020, as may be amended or modified from time to time, and (d) the Consolidated Appropriations Act of 2021, which was signed into law on December 27, 2020, as may be amended or modified from time to time, including, in each case, any rules or regulations promulgated thereunder (including any analogous or similar provision under state and local Law).

“Deductions” means all U.S. federal, state and local income Tax deductions related to the exercise or payment of employee options, employee phantom stock units, employee bonuses, payment under deferred compensation arrangements, payment of any investment banking (or other advisory) fees, other deductible Transaction Expenses and amounts included in Indebtedness, and payments made by or on behalf of the Company, in each case in connection with the transactions contemplated by this Agreement.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller concurrently with the execution and delivery of this Agreement as set forth on Exhibit B attached hereto.

“Documentation” means design and development documentation, operating manuals, user guides, product brochures, published and unpublished descriptions and specifications, written and electronic communications of any kind, in each case regarding or directed to or otherwise relating to the functionality, operation, performance, maintenance or support of the Company Software or Company Products.

“Dollars or $” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equipment Delivery Conditions” means written confirmation from *** to Seller on the Closing Date, that ***.

“Equipment Processing Conditions” means the ***.

“Equipment Processing Outside Date” means the date that is *** from the date that ***.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of their Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Flow of Funds” means ***.

“Fraud” means ***.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indebtedness” means all Liabilities (without duplication) of the Company for (a) all indebtedness for the repayment of borrowed money, ***; (b) all Liabilities evidenced by bonds, debentures, notes or similar instruments (including any seller notes, deferred purchase price obligations or earnout obligations issued or entered into in connection with any acquisition); (c) all Liabilities under leases required to be capitalized or classified as a liability ***; (d) any *** contingent reimbursement obligations with respect to letters of credit, banker’s acceptance or similar credit transactions); (e) any off-balance sheet financing, including synthetic leases and project financing; (f) any payment obligations in respect of banker’s acceptances or letters of credit; (g) any obligations with respect to interest rate swaps, currency swap, collars, caps and similar hedging obligations; (h) all obligations for the deferred and unpaid purchase price of property or services; (i) current payment obligations under performance or surety bonds; (j) sale-leaseback transactions; (k) *** all Liabilities and other amounts owed by the Company to any holder of equity interests of the Company or to any such holder’s Affiliates (other than pursuant to the terms of this Agreement) with respect to such equity interests; (l) any of the obligations described in clauses (a) through (k) above of any other Person to the extent either guaranteed by the Company, or secured by any Encumbrance upon any asset or property of any of the Company; and (m) all principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees and expenses, breakage costs, fees that would arise or become due as a result of the prepayment and bank overdrafts related to any of the obligations described in clauses (a) through (k) above. For the avoidance of doubt, Indebtedness will exclude all Taxes.

“Intellectual Property Rights” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (i) patents and patent applications (whether provisional or non-provisional), and all reissues, divisions, renewals, extensions, provisionals, continuations, continuations in part, substitutions, reexaminations, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (ii) trademarks, service marks, brands, certification marks, trade dress, trade names, logos, slogans, corporate names and other indicia of source or origin, and registrations and applications for registration thereof, together with all of the goodwill associated therewith (“Trademarks”), (iii) copyrights and copyrightable works, whether or not copyrightable, and registrations, applications for registration, and renewals thereof (“Copyrights”), (iv) mask works, and all registrations, applications for registration, and renewals thereof; (v) moral and economic rights of authors and inventors, however denominated, (vi) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (vii) internet domain names and social media account or user names (including

“handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social medial accounts and pages, and all content and data thereon or relating thereto, whether or not Copyrights (“Domain Names”), (viii) trade secrets and other confidential information of every kind and description anywhere in the world (including ideas, formulae, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice)), discoveries, improvements, know-how, technology, business and technical information, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, nonpublic data and databases, data compilations and collections, financial and marketing plans and client and vendor lists and information, (ix) rights of publicity, (x) all rights to prosecute and maintain the applications and registrations for any of the foregoing, (xi) all rights to causes of action and remedies related to the foregoing, including without limitation, the right to sue (including, without limitation, for damages and injunctive relief) for any past, present or future infringement, misappropriation, violation, dilution or other unauthorized use of any of the foregoing, (xiii) all rights to receive current and future income, royalties, damages, payments or other consideration with respect to any of the foregoing, and (xiv) all other rights and interests arising out of, in connection with, or in relation to any of the foregoing.

“Inventory and Transportation Certificate” means a certificate, in form and substance reasonably satisfactory to Buyer and Seller, executed by the chief executive officer (or equivalent officer) of the Company certifying on behalf of the Company as of 12:01 a.m. Pacific Standard Time on the Closing Date: (i) the names and contact information of all suppliers of the Company; (ii) the number and type of all inventory in possession of the Company as of the Closing Date (and Buyer acknowledges that Seller is transferring all such inventory “AS IS”); and (iii) the amount of any remaining payments required by each supplier necessary for the company to take possessions of the purchased inventory, free and clear of all Encumbrances.

“Knowledge” means, when used with respect to the Company, the actual or constructive knowledge of *** after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, Taxes, costs or expenses of whatever kind, including reasonable attorneys’ and other professionals’ fees that ***.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition *** prospects, or assets of the Company, or (b) the ability of the Company or Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) any changes in financial or securities markets in general; (iii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; or (iv) any changes in applicable Laws or accounting rules, including GAAP; provided further, however, that any event, occurrence, fact, condition or change set forth above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company, individually or in the aggregate, compared to other participants in the industries in which the Company conducts its business.

“Milestone Payment” or “Milestone Payments” means collectively, Milestone Payment #1 and Milestone Payment #2.

“Object Code” means one or more computer instructions in machine readable form (whether or not packaged in directly executable form), including any such instructions that are readable in a virtual machine, whether or not derived from Source Code, together with any partially compiled or intermediate code that may result from the compilation, assembly or interpretation of any Source Code. Object Code includes firmware, compiled or interpreted programmable logic, libraries, objects, bytecode, machine code, and middleware.

“Open Source Software” means any Software that is licensed pursuant to: (i) any license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Server Side Public License (SSPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any license under which Software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms, or that is otherwise considered “free” or “open source” by the Free Software Foundation or the Open Source Foundation or that meets the Free Software Definition (www.gnu.org/philosophy/free-sw.html) or Open Source Definition (www.opensource.org/osd.html), or (iii) any Reciprocal License, in each case whether or not Source Code is available or included in such license.

“Ordinary Course of Business” means ***.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned or purportedly owned by the Company, including all Intellectual Property Rights in and to the Company Software and the Company Products.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period (i) beginning after the Closing Date in the case of non-income Taxes or (ii) beginning on the Closing Date in the case of income Taxes.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including (i) the Closing Date in the case of non-income Taxes or (ii) the date immediately prior to the Closing Date in the case of income Taxes.

“Pre-Closing Taxes” means: (a) all Taxes of the Company for all Pre-Closing Tax Periods; (b) any Taxes of Seller for any taxable period, (c) all Taxes of any member of an affiliated, consolidated, combined or unitary group (other than the Company) of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a Liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; (d) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by Tax Sharing Agreement entered into prior to the Closing, relating to an event or transaction occurring before the Closing Date, and (e) any Transfer Taxes allocable to Seller under Section 7.01. Notwithstanding the foregoing, Pre-Closing Taxes shall not include any ***.

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon: (i) the disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to modify, make derivative works of, or reverse-engineer any such other Software, (iv) a requirement that such other Software be redistributable by other licensees, or (v) the grant of any Patent rights (other than Patent rights in such item of Software), including non-assertion or Patent license obligations (other than Patent obligations relating to the use of such item of Software).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, managers, members, stockholders, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means the business of *** prior to the Closing Date.

“Software” means, in any form or format, any and all (i) computer programs, libraries and middleware, including applications, assemblers, applets, compilers, diagnostics, utilities, user interfaces and any and all software implementations of algorithms, models and methodologies, whether in Source Code, interpreted code or Object Code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all programmer and user documentation, including user manuals and training materials and the Documentation, related to any of the foregoing.

“Source Code” means the human readable version of the Software that requires compilation or other manipulation before it can be executed by a computer and all corresponding and/or embedded comments, source documentation, development documentation, including but not limited to application programming interface specifications, release notes and build procedures, and technical specifications.

“Straddle Period” means a taxable period that begins on or before the Closing Date and ends after the Closing Date, excluding any Tax period with respect to income Taxes beginning on the Closing Date.

“Subsidiary” means ***.

“Tax Refund” means any refund (whether directly or indirectly through a right of setoff or credit) of Taxes (including payments of estimated Taxes) of the Company and any interest received thereon with respect to all Pre-Closing Tax Periods, to the extent the underlying Taxes were (i) taken into account in Transaction Expenses, (ii) paid by the Company on or before the Closing Date or (iii) paid or economically borne by Seller after the Closing. Tax Refunds for a Straddle Period will be apportioned consistently with the apportionment of the corresponding Tax liabilities pursuant to Section 7.05.

“Tax Sharing Agreement” means a written agreement, the principal purpose of which relates to the sharing or allocation of, or indemnification for, Taxes.

“Taxes” means any and all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, capital stock, profits, license, lease, service, service use, withholding, payroll, social security contributions, employment, unemployment, disability, value added, alternative or add-on minimum, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, escheat or unclaimed property, ***, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever in the nature of a tax imposed by a Governmental Authority, together with any interest, additions or penalties imposed by a Governmental Authority with respect thereto and any interest imposed by a Governmental Authority in respect of such additions or penalties, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with a Governmental Authority.

“Territory” means the *** prior to the Closing Date.

“Transaction Consideration” means (a) the Closing Payment plus (b) the Milestone Payments (if any) minus, (c) the outstanding Indebtedness as of the Closing Date, and minus (d) the amount of unpaid Transaction Expenses as the Closing Date.

“Transaction Expenses” means without duplication, (a) any and all unpaid (whether or not accrued, accelerated or deferred) fees, expenses, or other payments or obligations of the Company and its respective Affiliates (including those fees, expenses, payments and obligations incurred by Seller or its Affiliates on behalf of the Company, or for which the Company is liable), arising from or in each case incurred in connection with the negotiation, preparation, execution and performance and consummation of the Transaction, this Agreement and the Ancillary Documents and due diligence in connection therewith, including financial advisors’, attorneys’, accountants’ and other professional fees and expenses, (b) (i) any bonus, fee, distribution, remuneration or other compensation to any employee, consultant or independent contractor of the Company as a result of, contingent upon or payable in connection with the transactions contemplated by this Agreement (excluding any “double trigger” payments resulting from a termination of employment or service caused or directed by the Buyer after the Closing Date), together with (ii) the employer portion of all payroll and other employment payable with respect to the items set forth in clause (i) above that are paid on or prior to the Closing Date, and (c)(i) any other bonus, fee, distribution, remuneration or other compensation payable to any employee, consultant or independent contractor of the Company at any time at or after the Closing, but solely to the extent accrued as of the Closing or payable with respect to services provided on or prior to the Closing pursuant to plans, Contracts or other obligations in place on or prior to the Closing Date, together with (ii) the employer portion of all payroll and other Taxes payable with respect to the items set forth in clause (i) above that are paid on or prior to the Closing Date. Notwithstanding anything in this Agreement to the contrary, Transaction Expenses will exclude all Taxes other than Taxes addressed in clause (b)(ii) and (c)(ii).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.

“Willful Misrepresentation” means an ***.

Article II
Transactions

Section 2.01 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller hereby sells, conveys, assigns, transfers and delivers to Buyer, free and clear of all Encumbrances, and Buyer hereby purchases, acquires and takes assignment and delivery of, the Interests. Seller agrees that the Transaction Consideration payable pursuant to this Agreement constitutes the sole consideration to be received by Seller for all of Seller’s Interests (and any other equity, ownership interest or other security in or of the Company), and that Seller has waived or hereby unconditionally and irrevocably waives any rights or claims to receive any other consideration for Seller’s Interests (and any other equity, ownership interest or other security in or of the Company) under conflicting or contrary agreements, covenants or provisions contained in any Contract or the organization documents of the Company.

Section 2.02 Purchase Price. The purchase price for the Interests is One Million Three Hundred Twenty Thousand Dollars ($1,320,000.00) (the “Closing Payment” ), plus the Milestone Payment(s) described in Section 2.03 below (if any) (collectively, the “Purchase Price” ). At the Closing and subject to satisfaction of the Equipment Delivery Conditions, Buyer shall pay to Seller, the Closing Payment, in cash, via wire transfer of immediately available funds to an account designated in writing by Seller; provided, however, each of Transaction Expenses and payments to payees of Company Indebtedness, shall be deducted from the Closing Payment and paid to those accounts designated on the Flow of Funds; provided further that any compensatory amounts to employees of the Company included in Transaction Expenses will be paid to the Company for payment through the Company’s payroll on the Closing Date.

Section 2.03 Milestone Payments. Subject to the terms and conditions set forth in this Section 2.03, Seller shall be entitled to receive the Milestone Payments.

(a) Milestone Payment #1. Within three (3) Business Days after the Equipment Processing Conditions have been satisfied, Buyer shall pay to Seller, the sum of Four Hundred Forty Thousand Dollars ($440,000.00), in cash, via wire transfer of immediately available funds to an account designated in writing by Seller (“Milestone Payment #1”). *** Notwithstanding the foregoing, Buyer shall have no obligation to pay any portion of the Milestone Payment #1 if the Equipment Processing Conditions are not satisfied by the Equipment Processing Outside Date.

(b) Milestone Payment #2. Within three (3) Business Days after the Commercial Ready Stage Conditions have been satisfied, Buyer shall pay to Seller, the sum of Four Hundred Forty Thousand Dollars ($440,000.00), in cash, via wire transfer of immediately available funds to an account designated in writing by Seller (“Milestone Payment #2”). Notwithstanding the foregoing, Buyer shall have no obligation to pay any portion of the Milestone Payment #2 if the Commercial Ready Stage Conditions are not satisfied by the Commercial Ready Stage Outside Date.

(c) ***

(d) No Partial Payment. Seller acknowledges and agrees that the Milestone Payments are subject to the satisfaction of the conditions set forth in Section 2.03(a) and Section 2.03(b), and that Seller is not guaranteed all or any portion of the Milestone Payments unless and until such conditions are satisfied in accordance with this Agreement.

(e) Tax Treatment of Milestone Payments. Any payments made pursuant to this Section 2.03 will be treated as an adjustment to the Purchase Price for Tax purposes unless otherwise required by applicable Law.

Section 2.04 Closing. Subject to the terms and conditions of this Agreement, the closing of the Transaction (the “Closing”) shall take place at 12:01 a.m., Pacific Standard Time, on the date hereof, via the electronic exchange of documents and funds, or at such other time or on such other date or at such other place as Buyer and Seller may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.05 Closing Deliverables.

(a) At or prior to the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

(i) an assignment agreement from Seller assigning the Interests to Buyer in form and substance reasonably satisfactory to Buyer;

(ii) the Consulting Agreement duly executed by Seller in substantially the form attached hereto as Exhibit A;

(iii) all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.03.

(iv) executed counterparts of all approvals, consents and waivers that are listed on Section 3.03 of the Disclosure Schedules;

(v) resignations of each of the managers and officers of the Company as requested by Buyer;

(vi) evidence, in form and substance reasonably satisfactory to Buyer, that each of the Contracts and other arrangements set forth on Schedule 2.05(a)(vii) has been terminated as of the Closing such that no Person shall have any right or obligation thereunder from and after the Closing;

(vii) a certificate of the Secretary or an Assistant Secretary (or equivalent officer or manager) of the Company certifying that (A) attached thereto are true and complete copies of all resolutions adopted by the governing persons of the Company authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(viii) a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the respective jurisdiction under the Laws in which the Company is organized;

(ix) *** (the “Payoff Letters”) in form and substance reasonably acceptable to Buyer, ***;

(x) the Flow of Funds, duly executed by Seller;

(xi) *** the Inventory and Transportation Certificate;

(xii) a duly completed and executed IRS Form W-9 of Seller; and

(xiii) all of the books and records of the Company of any kind or nature in Seller’s possession; and

(xiv) such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b) At the Closing, Buyer shall deliver or caused to be delivered to Seller the following:

(i) payment to Seller by wire transfer of immediately available funds an amount equal to (A) the Closing Payment, minus (B) the Transaction Expenses;

(ii) the Consulting Agreement duly executed by Buyer in substantially the form attached hereto as Exhibit A;

(iii) the Flow of Funds, ***;

(iv) payment to the applicable third parties by wire transfer of immediately available funds an amount equal to the Transaction Expenses amounts specified in the Flow of Funds, ***;

(v) evidence reasonably satisfactory *** that *** has paid the transportation and shipping costs necessary to ship the Company Equipment and Company Inventory to Buyer’s designated facility and that insurance coverage has been procured *** for the benefit of Buyer with respect to all assets transported to Buyer as contemplated by this Agreement, in each case, in the amounts set forth in the Flow of Funds;

(vi) payment to holders of outstanding Indebtedness, if any, by wire transfer of immediately available funds *** as set forth on the applicable Payoff Letter;

(vii) a certificate of the Secretary or an Assistant Secretary (or equivalent manager or officer) of Buyer certifying that (A) attached thereto are true and complete copies of all resolutions adopted by the managers of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and

(viii) such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.06 Withholding Rights. Buyer and the Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of Tax Law; provided, that, Buyer shall use commercially reasonable efforts to provide the Seller with advance written notice of any such intended withholding (other than any withholding on amounts properly treated as compensation for U.S. federal income Tax purposes) before the making of such payment, and Buyer shall cooperate in good faith with the Seller to the extent reasonably requested by the Seller to obtain any available exception from, or reduction in, such withholding to the extent permitted under applicable Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III
Representations and warranties of the Company

Except as set forth in the Disclosure Schedules attached as Exhibit B hereto, *** represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof ***:

Section 3.01 Organization and Qualification of the Company. The Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has full corporate power and authority to carry on its business as it has been and is currently and historically conducted. Section 3.01 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary or advisable.

Section 3.02 Authority; Board Approval. The Company has full power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company and Seller of this Agreement and any Ancillary Document to which it or they is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Transaction and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. When each Ancillary Document to which the Company or Seller is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms.

Section 3.03 No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Transaction, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, company agreement, or other organizational documents of the Company (“Company Charter Documents”); (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (iii) except as set forth in Section 3.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party, or by which the Company is bound or to which any of its assets are subject (including any Material Contract) or any Permit affecting the respective properties, assets or business of the Company; or (iv) result in the creation or imposition of any Encumbrance on any Company Equipment. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.04 Capitalization.

(a) Seller is the sole record and beneficial owner of all of the membership interests of the Company.

(b) (i) No subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, and (ii) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid distributions with respect to any membership interests of the Company.

(c) All membership interests of the Company are (i) not subject to any preemptive rights created by statute, the Company Charter Documents or any agreement to which the Company is a party; and (ii) free of any Encumbrances created by the Company in respect thereof. All outstanding membership interests were issued in compliance with applicable Law.

(d) No outstanding membership interests of the Company are subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of its securities.

(e) All distributions, dividends, repurchases and redemptions of the equity interests of the Company were undertaken in compliance with the Company Charter Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

Section 3.05 Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 3.06 Financial Statements.

(a) Complete copies of the Company’s financial statements consisting of the balance sheet of the Company as of December 31, 2021 and the related statement of income and retained earnings, members’ equity and cash flow for the fiscal year then ended (the “Financial Statements”), and financial statements consisting of the balance sheet of the Company as at July 31, 2022 and the related statement of income and retained earnings, members’ equity and cash flow for the seven-month period then ended (the “Interim Financial Statements” and together with the Reviewed Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with ***. The Financial Statements are based on the books and records of the Company and fairly and accurately present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated and each line item and each sub line items reflected in the Financial Statement is fair and accurate. The balance sheet of the Company as of December 31, 2021 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of July 31, 2022 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. *** All transactions with the related Persons described in Section 3.26 have been properly recorded and reflected on the accounting records of the Company and have been properly characterized and recorded.

(b) All information reflected on the Inventory and Transportation Certificate is true, complete and accurate.

Section 3.07 Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the Ordinary Course of Business since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount to the Company; and (c) those that were incurred in connection with the negotiation and consummation of the Agreement and that will be paid in full at Closing.

Section 3.08 Absence of Certain Changes, Events and Conditions. Except as set forth in Section 3.08 of the Disclosure Schedules, the Company and Seller have complied with the binding provisions of the letter agreement, dated July 29, 2022, among Buyer, the Company, and Seller (the “Letter of Intent”). Since the Balance Sheet Date, there has not been, with respect to the Company, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) failure to use commercially reasonable efforts to preserve intact the Company’s present business organization and to keep available the services of its officers, managerial personnel and key employees or independent contractors and preserve its relationships with customers, suppliers and others having business dealings with it;

(c) amendment of any Company Charter Document;

(d) split, combination or reclassification of any of its equity interests;

(e) issuance, sale or other disposition of any of its equity interests or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its equity interests;

(f) declaration or payment of any dividends or distributions on or in respect of any of its equity interests or redemption, purchase or acquisition of its equity interests, other than tax distributions;

(g) material change in any method of its accounting or accounting practice, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(h) material change in its cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(i) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements except in the Ordinary Course of Business;

(j) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property Rights;

(k) material damage, destruction or loss (whether or not covered by insurance) to its property;

(l) any capital investment in, or any loan to, any other Person;

(m) acceleration, termination, material modification to or cancellation of any Material Contract;

(n) any material capital expenditures;

(o) imposition of any Encumbrance upon any of its properties, equity interests or assets, tangible or intangible, other than a Permitted Encumbrance;

(p) (i) grant of any bonuses, whether monetary of otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements, or as required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $25,000.00, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(q) hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the Ordinary Course of Business;

(r) the adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan (other than as required by Law), or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(s) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members, stockholders or current or former managers, directors, officers and employees;

(t) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(u) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(v) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000.00 individually (in the case of a lease, per annum) or $25,000.00 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the Ordinary Course of Business;

(w) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(x) action by the Company to (i) make, change or rescind any material Tax election, (ii) amend any Tax Return or file any Tax Return in a manner inconsistent with past practice, (iii) settle or compromise any claim, notice, audit report or assessment in respect of Taxes, (iv) change any annual Tax accounting period, or change any method of Tax accounting, (v) enter into any Tax Sharing Agreement or any closing agreement relating to any Tax, or (vi) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; or

(y) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09 Material Contracts.

(a) Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage Contracts) listed or required to be disclosed in Section 3.10(a) of the Disclosure Schedules and all Company IP Agreements listed or required to be disclosed in Section 3.12 of the Disclosure Schedules, being the “Material Contracts”):

(i) each Contract of the Company involving aggregate consideration in excess of $10,000.00 during the prior six (6) complete months plus any partial portion of a month and which, in each case, cannot be cancelled by the Company without penalty or without more than 60 days’ notice;

(ii) each Contract of the Company with a Material Customer;

(iii) each Contract of the Company with a Material Supplier;

(iv) all Contracts that require the Company to obtain or maintain a surety or performance bond;

(v) all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(vi) all Contracts that provide for the indemnification by the Company of any Person or the assumption of any environmental or other Liability of any Person and all Tax Sharing Agreements;

(vii) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock, assets or a division of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(viii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(ix) (A) all employment, confidentiality, non-competition, severance or termination agreements with employees or consultants, or involving any loan to any employee or independent contractor of the Company, and (B) all Contracts with independent contractors or consultants (or similar arrangements), in each case of (A) and (B) to which the Company is a party and which are not cancellable without payment or without more than 30 days’ notice;

(x) except for Contracts relating to trade receivables, all Contracts relating to Indebtedness of the Company;

(xi) all Contracts with any Governmental Authority to which the Company is a party (“Government Contracts”);

(xii) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xiii) all Contracts of the Company containing (A) a “most favored nation” provision, (B) an exclusivity obligation or (C) a minimum purchase, service level guarantees, guaranteed payments or obligations or similar provisions;

(xiv) any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xv) all collective bargaining agreements or Contracts with any Union to which the Company is a party;

(xvi) all Contracts between or among the Company on the one hand and Seller or related Person described in Section 3.26 on the other hand; and

(xvii) any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09.

(b) Each Material Contract is (i) valid and binding on the Company in accordance with its terms and, to the Company’s Knowledge, valid and binding on each other party thereto and (ii) is in full force and effect. None of the Company or, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10 Title to Assets; Real Property.

(a) The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Reviewed Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) liens for Taxes not yet due and payable;

(ii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company and if unpaid, could not disrupt the operation of the Company’s Business;

(iii) easements, rights of way, zoning ordinances and other similar Encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or

(iv) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business which are not, individually or in the aggregate, material to the business of the Company.

(b) Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned Real Property, the

Company has delivered or made available to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company and relating to the Real Property. With respect to leased Real Property, the Company has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, Permit or Contract. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Company’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings. All utilities (including water, sewer or septic, gas, electricity, trash removal and telephone service) necessary for the current operations of the Company are available to the Real Property and adequately serve the Real Property in connection with the operations of the Company.

Section 3.11 Condition and Sufficiency of Assets. The machinery, inventory, equipment, vehicles and other items of tangible personal property of the Company are in good operating condition and repair, and are adequate for the uses to which they are being or intended to be put, and none of such machinery, inventory, equipment, vehicles and other items of tangible personal property is in need of repairs. The machinery, inventory, equipment, vehicles and other items of tangible personal property of the Company are sufficient for the production of products that meet the performance specifications set forth in the Consulting Agreement presuming they are properly calibrated and operated, and the Company’s equipment is provided with all necessary utility and power tie-ins.

Section 3.12 Intellectual Property.

(a) Section 3.12(a) of the Disclosure Schedules contains a complete and accurate description and list of all Company IP Registrations and all Domain Names owned by, or used for the benefit of, the Company. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. The Company has perfected all gaps in title to all Company IP Registrations prior to the date hereof.

(b) Section 3.12(b) of the Disclosure Schedules lists all Company IP Agreements. Buyer has been provided true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company nor any other party thereto is, or is alleged to be, in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate (including by non-renewal), any Company IP Agreement.

(c) The Company is the sole and exclusive legal and beneficial (and with respect to the Company IP Registrations, record owner) of all right, title and interest to the Intellectual Property Rights set forth in Section 3.12(a) of the Disclosure Schedules and to the Company’s knowledge, all other Owned Intellectual Property Rights, free and clear of all Encumbrances. The Company owns and possesses sufficient right, title and interest to, or has the right to use pursuant to a valid, written and enforceable Company IP Agreement or license for commercially available off the shelf software, all other Intellectual Property Rights necessary for or used in the operation of its business, free and clear of all Encumbrances (all of the foregoing in this Section 3.12(c), the “Company Intellectual Property Rights”). No current or former manager, member, director, officer, employee, agent, consultant or independent contractor of the Company has any right, license, claim, moral right or interest whatsoever in or with respect to any of the Company Intellectual Property Rights.

(d) Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use, or hold for use any Intellectual Property Rights as owned, used or held for use in the conduct of the Company’s business or operations as currently conducted.

(e) All of the managers, members, directors, officers, employees, agents, consultants, and independent contractors of the Company, and all other Persons that have contributed to the creation, invention, modification or improvement of any material Intellectual Property Rights for or on behalf of the Company (regardless of whether listed as an inventor on any associated Company IP Registrations), in whole or in part, have signed written Contracts pursuant to which each such Person: (i) grants to the Company a present, irrevocable assignment of any ownership interest such Person may have in or to such Intellectual Property Rights; and (ii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property Rights, to the extent permitted by applicable Law.

(f) To the Company’s knowledge, all Company Intellectual Property Rights are subsisting, valid, and enforceable. Without limiting the generality of the foregoing, here have been no claims or demands made or threatened against the Company, nor is there any proceeding that is pending or threatened, nor is there a reasonable basis therefor, asserting the invalidity, misuse, unenforceability of or that otherwise challenges the rights of the Company with respect to, any of the Company Intellectual Property Rights.

(g) To the Company’s knowledge, the Company has not infringed, misappropriated, diluted or otherwise violated, and the operation of the Company’s business, each item of Company Software, and each Company Product does not infringe, misappropriate, dilute or otherwise violate, any Intellectual Property Rights of any third party. To the Company’s Knowledge, there are no facts that indicate any likelihood of any of the foregoing.

(h) To the Company’s knowledge, no third party has infringed, misappropriated, diluted, violated or otherwise conflicted with any of the Company Intellectual Property Rights, and, to the Company’s Knowledge, there are no facts indicating a likelihood of any of the foregoing.

(i) There are no written Actions (including any opposition, cancellation, revocation, review, or other proceeding) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property Rights of any Person by the Company; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property Rights; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property Rights. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property Rights.

(j) The Company has not disclosed or distributed any of its trade secrets or material confidential information to any Person, except to third parties subject to customary confidentiality obligations. The Company has entered into written confidentiality agreements with each of its managers, members, officers, employees, agents, consultants, and independent contractors pursuant to which such Person acknowledges the confidentiality of the Company Intellectual Property Rights and agrees to keep confidential the confidential information of the Company.

(k) No Software that has been licensed to the Company under a Reciprocal License (including any modification or derivative work based upon any such Software), in whole or in part: (i) is used in, incorporated into, combined with, linked with, distributed with, provided to any Person as a service, provided via a network or made available with the Company’s product (including, without limitation, Company Products), (ii) was modified or rewritten by the Company, or is otherwise a derivative work created by the Company upon which any Software embodied in or used in the Company product (including, without limitation, Company Products) is based, or (iii) is distributed or made available to any Person by the Company. With respect to any third-party Software and any Open Source Software that is or has been used by the Company in any way in connection with the Company’s product (including, without limitation, Company Products), the Company is and has been in compliance in all material respects with all applicable licenses with respect thereto.

(l) The Company is not a party to or bound by any agreement pursuant to which the Company has granted, or is obligated to grant in the future, to any Person a source code license or option or other right to use or acquire the Company’s Source Code, including any agreements that provide for source code escrow arrangements for such Source Code. The Company has not disclosed or distributed any Software (including Object Code or Source Code) to any Person, except to third parties subject to customary confidentiality obligations. The Company possesses all Source Code and other Documentation and materials necessary or useful to compile and operate any and all Company Software and Company Products. No event has occurred, and no circumstances or conditions exist, that with or without notice, lapse of time or both, will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any Source Code for any such Software.

(m) No government funding, facilities of a university, college, or other educational institution or research center was used in the development of the Company Intellectual Property Rights. No current or former manager, member, officer, employee, agent, consultant, or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Owned Intellectual Property Rights, has performed services for any government, university, college, or other educational institution or research center during a period of time during which such officer, employee, agent, consultant, or contractor was also performing services for the Company.

(n) The Company is not and has not ever been a member of, a contributor to, or affiliated with, any industry standards organization, body, working group or similar organization that could compel the Company to grant or offer to any third party any license or right to any Company Intellectual Property Rights. None of the Company Intellectual Property Rights, are subject to any licensing, assignment, contribution, disclosure or other requirements or restrictions of any industry standards organization, body, working group or similar organization. Buyer has been provided with accurate and complete copies of all governing documents and other agreements (including charter, bylaws, and participation guidelines) relating to the Company’s or membership in, contribution to or affiliation with any industry standards organization, body, working group or similar organization.

Section 3.13 Equipment; Inventory.

(a) ***

(b) All of the Company Equipment is owned by the Company free and clear of all Encumbrances, and no Company Equipment is held on a consignment basis.

(c) Section 3.13(c) of the Disclosure Schedules contains a list of each representation and warranty provided by any other Person (including suppliers, manufactures, and any service provider) in writing or implied by applicable Law with respect to the Company’s inventory, tools, machinery and equipment (collectively, the “Company Warranties”). Seller has provided copies of all written Company Warranties to Buyer prior to the Closing.

(d) Except as set forth on Section 3.13(d) of the Disclosure Schedules, the Company will have the full right to enforce each of the Company Warranties after the Closing to the same extent the Company had such right prior to the Closing.

(e) Seller has no Liability for replacement, servicing or repair of any products sold or other damages in connection therewith or any other customer or product obligations not properly reserved against on the Balance Sheet as required under pursuant to the Company’s accounting methods utilized as of the date hereof. Neither Seller nor the Company has any material Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any products, materials, supplies, equipment, or inventory, or any other product repaired, maintained, delivered, sold or installed, or services rendered by or on behalf of, the Company. Neither Seller nor the Company has committed any act or failed to commit any act which would result in, and there has been no occurrence which would give rise to or form the basis of, any product liability or material Liability for breach of warranty (whether or not covered by insurance) on the part of the Company with respect to any products, materials, supplies, equipment, or inventory, or any other products repaired, maintained, delivered, sold or installed, or services rendered by or on behalf of, the Company.

Section 3.14 Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the Ordinary Course of Business; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, are collectible in full within 90 days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company have been determined fairly and accurately in accordance with the Company’s historical accounting methods, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.15 Customers and Suppliers.

(a) Section 3.15(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to *** for each of the two most recent fiscal years and for the twelve-month period ending on the Interim Balance Sheet Date (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 3.15(a) of the Disclosure Schedules, the Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b) Section 3.15(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to *** for each of the two most recent fiscal years and for the twelve-month period ending on the Interim Balance Sheet Date (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 3.15(b) of the Disclosure Schedules, the Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.16 Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of *** insurance maintained by the Company and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Section 3.16 of the Disclosure Schedules, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 3.17 Legal Proceedings; Governmental Orders.

(a) There are no written Actions pending or, to the Company’s Knowledge, Actions threatened (i) against or by the Company affecting any of its properties or assets (or by or against Seller, or any Affiliate of Seller and relating to the Company); or (ii) against or by the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets. The Company is in compliance with the terms of each Governmental Order set forth in Section 3.17(b) of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 3.18 Compliance with Laws; Permits.

(a) Except as set forth in Section 3.18(a) of the Disclosure Schedules, the Company has complied, and is now complying, with all Laws applicable to it or its respective business, properties or assets.

(b) All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.

Section 3.19 Environmental Matters.

(a) To the Company’s knowledge, the Company is currently and has been in material compliance with all Environmental Laws and has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) The Company has obtained and is in material compliance with all Environmental Permits necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect in accordance with Environmental Law, and the Company is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out. With respect to any such Environmental Permits, the Company has undertaken all reasonable measures necessary to facilitate transferability of the same, and the Company has no Knowledge of any condition, event or circumstance that would likely prevent or impede the transferability of the same, nor has the Company received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c) No real property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company, and no real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Company.

(e) There are no active or abandoned aboveground or underground storage tanks owned or operated by the Company.

(f) There are no off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company and any predecessors as to which the Company may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and the Company does not retain any liability therefore nor has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company.

(g) The Company has not retained or assumed, by Contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h) The Company has provided or otherwise made available to Buyer: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i) The Company is not aware of or reasonably anticipating, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out.

Section 3.20 Employee Benefit Matters.

(a) Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is maintained, sponsored, contributed to or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company has or may reasonably be expected to have any Liability (including on behalf of an ERISA Affiliate) (as listed on Section 3.20(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, the Company has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and Contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other material, non-routine written communications (or a description of any such oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereunder with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c) Each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained, in all material respects, in accordance with its terms and in compliance with all applicable Laws. Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under

Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company (including on behalf of any of its ERISA Affiliates), with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. No pension plan (other than a Multiemployer Plan) which is subject to minimum funding requirements, including any multiple employer plan, (each, a “Single Employer Plan”) in which employees of the Company or any of its ERISA Affiliates participate or have participated has an “accumulated funding deficiency”, whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code. No Single Employer Plan covering employees of the Company which is a defined benefit plan has an “adjusted funding target attainment percentage,” as defined in Section 436 of the Code, less than 80%. Except as set forth in Section 3.20(c) of the Disclosure Schedules, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d) Neither the Company nor any of their ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to Benefit Plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Multiemployer Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (vi) participated in a multiple employer welfare arrangement as defined in Section 3(40) of ERISA(a “MEWA”).

(e) With respect to each Benefit Plan, (i) no such plan is a Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a MEWA; (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and none of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f) Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company or any of its Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company does not have any commitment or obligation nor has made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g) There is no pending or, to the Company’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h) There has been no amendment to or announcement by the Company or any of its Affiliates relating to, or change in employee participation (other than due to participants first becoming eligible to participate in such Benefit Plan) or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable. Neither the Company nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(i) Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(j) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 3.21 Employment Matters.

(a) *** As of the date hereof, (i) the Company does not owe compensation to any employees, independent contractors or consultants of the Company, including wages, commissions and bonuses, to any Person, and (ii) all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed prior to the date hereof have been paid in full (or accrued in full on the balance sheet of the Company) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.

(b) The Company is not, and has never been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past six years, any Union representing or purporting to represent any employee of the Company, and, to the Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Section 3.21(b) of the Disclosure Schedules, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees.

(c) The Company is and has been in compliance with the terms of the Contracts listed on Section 3.09(a)(ix) of the Disclosure Schedules and all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Company, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified. The Company is in compliance with, and has complied, with all immigration Laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. Except as set forth in Section 3.21(c), there are no Actions against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.

(d) The Company has complied with the WARN Act, and it has no plans to undertake any action in the future that would trigger the WARN Act.

(e) With respect to each Government Contract, the Company is and has been in compliance with ***. The Company maintains and complies with affirmative action plans in compliance with ***, including all implementing regulations. The Company is not, and has not been for the past six years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with ***. The Company has not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.

Section 3.22 Taxes. Except as set forth in Section 3.22 of the Disclosure Schedules:

(a) All income and other material Tax Returns required to be filed by the Company have been filed. Such Tax Returns are true, complete and correct in all material respects. All material Taxes due and payable by the Company (whether or not shown on any Tax Return) have been paid.

(b) The Company has withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and has complied in all material respects with all backup withholding provisions of applicable Law.

(c) No written claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) Section 3.22(d) of the Disclosure Schedules sets forth:

(i) those Tax Returns that have been subject to examinations by the taxing authorities that have been completed; and

(ii) those Tax Returns for which examinations by taxing authorities are presently being conducted.

(e) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company to a date after the Closing Date.

(f) All assessments made against the Company as a result of any completed examinations by any taxing authority have been fully paid.

(g) The Company is not a party to any Action by any taxing authority. There are no Actions pending or threatened in writing or, to the Company’s Knowledge, otherwise threatened by any taxing authority with respect to the Company.

(h) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(i) The Company has not deferred any payroll Tax obligation to a date after the Closing Date pursuant to any Covid Relief.

(j) The Company is not a party to, or bound by, any Tax Sharing Agreement.

(k) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested in writing or, to the Company’s Knowledge, otherwise entered into or issued by any taxing authority with respect to the Company.

(l) The Company has made available to Buyer copies of all federal, state income Tax Returns filed by the Company.

(m) The Company has never been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a group the common parent of which was the Company). The Company does not have any Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by Tax Sharing Agreement or otherwise pursuant to any Law.

(n) The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof beginning after the Closing Date as a result of:

(i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws) for a taxable period ending on or prior to the Closing Date made prior to the Closing;

(ii) binding determination of a taxing authority concerning the Company’s use of a method of accounting prior to the Closing Date that is incorrect under applicable law;

(iii) an installment sale or open transaction occurring on or prior to the Closing Date;

(iv) a prepaid amount received on or before the Closing Date;

(v) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law executed prior to the Closing; or

(vi) any election under Section 965 of the Code made prior to the Closing.

(o) The Company has never been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(p) The Company is not, and has never been a party to a transaction that is a “listed transaction” or a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or comparable provision of state, local or foreign Law.

(q) At all times since its formation, the Company has been classified as an S corporation within the meaning of Code Sections 1361 and 1362 for U.S. federal and applicable state and local Tax purposes. No Tax authority has challenged in writing the status of the Company as an S corporation for income Tax purposes.

(r) ***

Section 3.23 Books and Records. The minute books and stock record books of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, Seller, the Company’s governing persons and any committees of such governing persons, and no meeting, or action taken by written consent, of Seller, any governing persons or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.24 COVID-19 and Related Matters. The Company has not applied for or received any benefits, programs or arrangements (including any loans of grants) pursuant to Covid Relief or any similar legislation.

Section 3.25 Bank Accounts; Powers of Attorney. Section 3.25 of the Disclosure Schedules sets forth a true, correct and complete list of the names and locations of all banks in which the Company currently has depository bank accounts, safe deposit boxes or trusts, and the account numbers of such accounts and the names of the persons authorized to draw thereon or otherwise have access thereto. No Person holds a power of attorney to act on behalf of the Company, other than a power of attorney granted to the Persons set forth on Section 3.25 of the Disclosure Schedules in connection with the preparation or filing of Tax Returns.

Section 3.26 Related Party Transactions. Except as set forth on Section 3.26 of the Disclosure Schedules, no employee, officer, manager, member or of the Company, including Seller, nor any member of his or her immediate family, or any Affiliate of the foregoing is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them. None of such Persons has any direct or indirect ownership interest in (a) any Person with which the Company is Affiliated or with which the Company has a business relationship or (b) any Person that competes with the Company (other than the ownership of less than 5% of the outstanding class of publicly traded stock in publicly traded companies that may compete with the Company). No employee, officer, manager, member or of the Company, including Seller, nor any member of his immediate family has any direct or indirect interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company. No officer, including Seller, nor to the Knowledge of the Company, any member of his or her immediate family, is or has been within the 12 months prior to the Closing Date, directly or indirectly, a party to or interested in any Contract or business relationship with the Company or its Affiliates. Section 3.26 of the Disclosure Schedule contains a complete list of any family member (which includes parents, grandparents and any descendants of a parent or grandparent, whether by birth or adoption) of Seller who is employed by or an independent contractor of the Company.

Section 3.27 Prohibited Payments. Excluding the payment of Taxes, custom duties, license fees and other charges required to be paid by applicable Laws, none of the Company nor its Representatives has directly or indirectly taken any action on behalf of the Company or Seller in violation of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd 1 et seq or any other applicable anti-corruption or anti-bribery Laws of any Governmental Authority, including in connection with any Government Contract.

Section 3.28 Brokers. Except as set forth on Section 3.28 of the Disclosure Schedules no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Company.

Section 3.29 Full Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer or any of its Representatives pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article IV
Representations and Warranties of Seller

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof ***:

Section 4.01 Owner of Membership Interests. Seller is the sole holder of record and owns beneficially all of the Interests, free and clear of any Encumbrances. Seller does not have, and will not have, the right to acquire, any capital stock or other ownership interest in the Company, and other than such Interests, Seller does not have, and will not have, any other membership interests of the Company issued or outstanding at the Closing. None of the Interests were issued in violation of any Contract, arrangement or commitment to which Seller is a party or is subject to or in violation of any preemptive or similar rights of any Person. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Interests held by Seller.

Section 4.02 Authority.

(a) Seller has full legal capacity to execute and deliver this Agreement and the other Ancillary Documents to which Seller is a party and to perform the obligations of Seller hereunder and thereunder. This Agreement and such Ancillary Documents and the consummation by Seller of the transactions contemplated hereby or thereby have been, or upon execution and delivery will be, duly and validly executed and delivered by Seller and constitute a valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms.

Section 4.03 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller; (ii) except as set forth in Section 3.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller is a party or by which Seller is bound or to which its properties and assets are subject or any Permit affecting the properties, assets or business of the Company; or (iii) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any Interests. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04 Related Party Transactions. Except as set forth on Section 3.26 of the Disclosure Schedule, neither Seller nor any member of Seller’s immediate family, is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them. None of such Persons has any direct or indirect ownership interest in (a) any Person with which the Company is Affiliated or with which the Company has a business relationship (other than Seller) or (b) any Person that competes with the Company (other than the ownership of less than 5% of the outstanding class of publicly traded stock in publicly traded companies that may compete with the Company). Neither Seller nor any member of its immediate family, is or has been within the 12 months prior to the Closing Date, directly or indirectly, a party to or interested in any Contract or business relationship with the Company or its Affiliates. Section 3.26 of the Disclosure Schedule contains a complete list of any family member (which includes parents, grandparents and any descendants of a parent or grandparent, whether by birth or adoption) of Seller who is employed by or an independent contractor of the Company, other than the Seller.

Section 4.05 Brokers’ and Finders’ Fees. Except as set forth on Section 4.05 of the Disclosure Schedules, Seller has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Ancillary Document to which Seller is a party or any transaction contemplated hereby or thereby.

Section 4.06 No Restrictions on Business. Seller is not currently and after the Closing does not expect to be obligated by any Contract which may be enforced, construed or interpreted to prohibit, restrict or otherwise limit the ability of the Company or any of its employees to carry on its business as it is now being conducted and is expected to be conducted after the Closing in any geographic location within the United States.

Section 4.07 Foreign Person. Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

Section 4.08 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer or any of its Representatives pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article V
Representations and warranties of Buyer

Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof ***:

Section 5.01 Organization and Authority of Buyer. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation. Buyer has full power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and any Ancillary Document to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer and no other proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Transaction and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, company agreement or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any material Law or material Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.03 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 5.04 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or its Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 5.05 Purchase for Investment. Buyer is purchasing the Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer is an “accredited investor” and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Interests and is capable of bearing the economic risks of such investment. Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Interests. Buyer acknowledges that the Interests have not been registered under the Securities Act, or any state or foreign securities laws and that the Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

Article VI
Covenants

Section 6.01 Directors’ and Officers’ Indemnification. Seller hereby irrevocably releases the Company from any and all rights to indemnification, advancement of expenses or exculpation by the Company now existing in favor of Seller that arose contemporaneously with or prior to the Closing Date, whether from Seller’s status as a member, manager, officer, employee, creditor or otherwise of the Company, as provided in the certificate of formation or operating agreement of the Company, any Contract or otherwise. Seller shall indemnify each Buyer Indemnitee for any and all obligations or liabilities for indemnification, advancement of expenses or exculpation by the Company now existing in favor of any officer, director, member, employee, representative or other Person that arose contemporaneously with or prior to the Closing Date, as provided in the certificate of formation or operating agreement of the Company, any Contract or otherwise.

Section 6.02 Confidentiality. From and after the Closing, Seller shall, and shall cause his Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all confidential or proprietary information, whether written or oral, concerning the Company, except to the extent that such information (a) is generally available to and known by the public or the Company’s industry through no violation of Seller, any of his Affiliates or their respective Representatives of any confidentiality obligations; (b) is lawfully acquired by Seller from and after the Closing from sources which are not known by such Person to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (c) any information Seller is required by Law to disclose. If Seller is compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall, to the extent permitted by Law and reasonably practicable under the circumstances, promptly notify Buyer in writing and shall disclose only that portion of such information which such Person is advised by its counsel is legally required to be disclosed; provided, that Seller shall use reasonable best efforts to assist Buyer in obtaining, at the Buyer’s expense, an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.03 Release. ***

Section 6.04 Non-competition. Seller hereby agrees that for a period (the “Restricted Period”) ***, such Person shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, ***; or (iii) interfere with the business relationships *** between the Buyer Group and customers, suppliers, or other service partners of the Company. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

Section 6.05 Non-solicitation; Non-disparagement. Seller hereby agree as follows:

(a) During the Restricted Period, (i) Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Buyer Group (including, after the Closing, the Company) or encourage any such employee to leave such employment or hire any such employee who has left such employment within *** of such departure; and (ii) Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients, customers or other service partners of the Buyer Group (including, after the Closing, the Company) or potential clients, customers or service partners of the Buyer Group (including, after the Closing, the Company), for purposes of diverting their business or services from the Company.

(b) Neither Seller nor Buyer will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the other Party (or in the case of the Seller, concerning the Buyer Group), the Company or their business (in the case of Seller), or any of their employees, officers, and, in the case of Seller, Buyer’s existing and prospective customers, suppliers, investors and other associated third parties; ***.

Section 6.06 Acknowledgements. With respect to the covenants and agreements contained in Section 6.04 and Section 6.05, Seller acknowledges that:

(a) a breach or threatened breach of such Sections would give rise to irreparable harm to Buyer and the Company, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond); and

(b) the restrictions contained in such Sections are reasonable and necessary to protect the legitimate interests of Buyer and the Company and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in such Sections should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in Section 6.04, Section 6.05 and this Section 6.06, and each provision hereof and thereof, are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.07 Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), Seller shall not make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of Buyer.

Section 6.08 Further Assurances. At and after the Closing, Buyer shall be authorized to execute and deliver, in the name and behalf of Seller, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Seller, any other actions and things to vest, perfect or confirm of record or otherwise in Buyer any and all right, title and interest in, to and under the Interests and any of the rights, properties or assets of the Company acquired or to be acquired by Buyer as a result of, or in connection with, the Transaction.

Article VII
Tax matters

Section 7.01 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax and the out-of-pocket costs of preparing and filing any related Tax Returns) (“Transfer Taxes”) shall be borne and paid ***. Buyer and Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Taxes that could be imposed in connection with the transactions contemplated hereby. Buyer shall timely file any Tax Return or other document with respect to such Transfer Taxes (and Seller shall cooperate with respect thereto as necessary).

Section 7.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax Sharing Agreements binding upon the Company shall be terminated as of the Closing Date. After such date, neither the Company nor any of its Representatives shall have any further rights or liabilities thereunder.

Section 7.03 Certain Post-Closing Covenants. Without Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer will not, and will cause the Company not to (i) amend, refile or modify any Tax Return for the Company with respect to a taxable period ending on or prior to the Closing Date or Straddle Period, (ii) file a Tax Return for a taxable period ending on or prior to the Closing Date in a jurisdiction where the Company did not file such Tax Return for such period, (iii) make any voluntary disclosures with respect to Taxes of the Company for a taxable period ending on or prior to the Closing Date or Straddle Period, (iv) excluding any actions contemplated by this Agreement or resulting from the transactions contemplated by this Agreement, change any accounting method or adopt any convention with respect to a Pre-Closing Tax Period that (A) shifts taxable income of the Company from a Post-Closing Tax Period to a Pre-Closing Tax Period or (B) shifts deductions or losses of the Company from a Pre-Closing Tax Period to a Post-Closing Tax Period, or (v) initiate discussions or examinations with any Governmental Authority regarding Taxes or Tax Returns of the Company with respect to any taxable period ending on or prior to the Closing Date. Without the Seller’s prior written consent, Buyer will not make, or cause to be made, an election under Section 338 or 336 of the Code with respect to the transactions contemplated by this Agreement. Without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed), Seller will not take, or permit the Company to take, any actions outside of the ordinary course of business on the Closing Date prior to the Closing except in connection with the transactions contemplated by this Agreement.

Section 7.04 Tax Returns.

(a) Seller shall, at Seller’s expense, prepare or cause to be prepared all income, franchise and similar Tax Returns for the Company for all taxable periods ending on or prior to the Closing Date that are filed after the Closing Date (each, a “Seller Return”). Any Seller Return shall be prepared in a manner consistent with the Company’s past practice (unless otherwise required by Law). All Deductions shall be reported on the Seller Returns for the Tax period ending on the day immediately preceding the Closing Date to the maximum extent permitted by Law under a “more likely than not” standard; provided that, notwithstanding anything to the contrary herein, the parties agree not to report any “extraordinary items” in accordance with Prop. Reg. § 1.1502-76(b)(1)(ii)(B)(2). Seller shall deliver each such Seller Return to Buyer at least ten (10) days prior to the due date (taking into account any extension) for the filing of such Tax Return for Buyer’s review and comment. Seller shall consider in good faith any reasonable comments that Buyer submits to Seller in respect of a Seller Return no less than five (5) days prior to the due date of such Seller Return. Seller shall remit to Buyer an amount equal to the Pre-Closing Taxes due as reflected on any such Seller Returns that are originally due after the Closing Date at least two (2) days prior to the due date (including extensions) for filing such Seller Returns.

(b) Buyer shall prepare and timely file, or cause to be prepared and timely filed, all other Tax Returns filed by the Company with respect to taxable periods ending on or prior to the Closing Date (other than Seller Returns) and Straddle Periods (each, a “Buyer Return”). ***. Any such Buyer Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law). Seller shall remit to Buyer an amount equal to the Pre-Closing Taxes due as reflected on any such Buyer Returns that are originally due after the Closing Date at least two (2) days prior to the due date (including extensions) for filing such Buyer Returns.

(c) Notwithstanding anything to the contrary herein, Seller shall have sole control over any Tax Returns of Seller.

Section 7.05 Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are treated as allocable to a Pre-Closing Tax Period shall be: (i) in the case of all real property Taxes, personal property Taxes and similar ad valorem Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, (ii) in the case of all income Taxes, determined as though the taxable year of the Company terminated at the close of business on the day immediately prior to the Closing Date, and (iii) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the close of business on the Closing Date; provided, however, that exemptions, allowances, deductions or Taxes that are calculated on an annual basis, such as property Taxes and depreciation deductions, shall be apportioned to the Pre-Closing Tax Period on a daily basis.

Section 7.06 Contests. Buyer agrees to give written notice to Seller within ten (10) days of the receipt of any written notice by the Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any Action, or the commencement of any Action with respect to Taxes or Tax Returns for a Pre-Closing Tax Period (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder except to the extent that Seller is materially prejudiced by such failure. Buyer (at its expense) shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a Tax Claim or ceasing to defend such Tax Claim; and, provided further, that Seller shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller. To the extent of any inconsistency between the provisions of this Section 7.06 and Section 8.05, this Section 7.06 shall control.

Section 7.07 Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VII or in connection with any Tax Refund or any audit or other proceeding in respect of Taxes of the Company for a Pre-Closing Tax Period. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, material schedules and work papers, records and other material documents in its possession relating to Tax matters of the Company for any taxable period beginning on or before the Closing Date, Seller or Buyer (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.

Section 7.08 Tax Refunds. Seller shall be entitled to the amount of any Tax Refund with respect to a Pre-Closing Tax Period, which refund is actually recognized by Buyer or its Subsidiaries (including the Company) after the Closing, net of any reasonable out-of-pocket cost to Buyer and its affiliates attributable to the obtaining and receipt of such refund, except to the extent such refund arises as the result of a carryback of a loss or other tax benefit from a Tax period (or portion thereof) beginning on or after the Closing Date (with respect to income Taxes) or after the Closing Date (with respect to non-income Taxes) or such refund was included as an asset in the calculation of Purchase Price. Buyer shall pay, or cause to be paid, to Seller any amount to which Seller is entitled pursuant to the prior sentence no later than twenty (20) following the receipt of the applicable refund by Buyer or its Subsidiaries or Affiliates. Following the Closing, Buyer and the Company shall reasonably cooperate with the Seller to file a claim for refund (including by filing an amended Tax Return) with respect to Maryland state income Taxes for the Company’s 2022 taxable year.

Section 7.09 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.22, this Article VII and Section 8.02(e) shall survive for the full period of all statutes of limitations applicable to the subject matter thereof (giving effect to any waiver, mitigation or extension thereof) plus ninety (90) days.

Section 7.10 Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VII, the provisions of this Article VII shall govern.

Article VIII
Indemnification

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until *** from the Closing Date; provided, that the representations and warranties in (a) *** (together, the “Fundamental Representations”) shall survive until the sixth anniversary of the Closing Date and (b) *** (together with the representations and warranties in *** the “Statutory Representations”) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 90 days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VII which are subject to Article VII) shall survive the Closing in accordance with the applicable statute of limitation or for the period explicitly specified therein or in Section 7.09. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification by Seller. Subject to the other terms and conditions of this Article VIII, Seller shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Company or Seller contained in this Agreement, any Ancillary Document, or in any certificate or instrument delivered pursuant to this Agreement ***;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by or on behalf of Seller or (on or before Closing) the Company pursuant to this Agreement;

(c) any Transaction Expenses or Indebtedness of the Company outstanding as of the Closing to the extent not paid or satisfied by the Company at or prior to the Closing, or if paid by Buyer at or prior to the Closing, to the extent not deducted in the determination of Transaction Consideration;

(d) any Pre-Closing Taxes; and

(e) an inaccuracy in any certificate delivered to Buyer pursuant to Section 2.05(a) (including the Inventory and Transportation Certificate), including any shortfall delivery of the inventory delivered to Buyer at Closing against the Inventory and Transportation Certificate.

Section 8.03 Indemnification by Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, any Ancillary Document, or in any certificate or instrument delivered pursuant to this Agreement ***; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by or on behalf of Buyer pursuant to this Agreement.

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02 until the aggregate amount of all Losses in respect of indemnification under Section 8.02 exceeds $*** (the “Deductible”), ***. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02 shall not exceed $*** (the “Cap”).

(b) Buyer shall not be liable to Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Deductible ***. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

(c) Notwithstanding the foregoing set forth in Section 8.04(a) and Section 8.04(b), the Deductible shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the Fundamental Representations; and neither the Deductible nor the Cap shall apply to Losses based upon, arising out of, with respect to or by reason of Fraud, *** by the applicable party.

(d) In calculating the Deductible and the amounts otherwise payable to an Indemnified Party pursuant to this Article VIII , the amount of any indemnified Losses shall be computed net of payments actually recovered by the Indemnified Party under any insurance policy with respect to such Losses (after giving effect to any applicable deductible or retention and any out of pocket costs incurred by the Indemnified Party in connection therewith). In the event an insurance recovery relating to an indemnification payment is received after the Indemnifying Party has made an indemnification payment under this Agreement that did not take into account such insurance recovery, the Indemnified Party shall promptly pay the Indemnifying Party an amount equal to the lesser of such insurance recovery and the amount of the related indemnification payment by wire of immediately available funds.

(e) Each Indemnified Party shall use commercially reasonable efforts to pursue recovery from any insurance policy which provides coverage for any Losses, provided that no Indemnified Party shall be required to incur any costs to undertake or file an Action against any insurance carrier in connection with this Section 8.04(f) provided further, that no Buyer Indemnitees nor Seller Indemnitees shall be obligated to pursue coverage from any insurance policy for a period of time in excess of 90 days after notice of the initial claim.

(f) For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty (and the amount of Losses resulting therefrom) shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty, provided, however, that: (i) any dollar thresholds contained in such representation, warranty or covenant shall not be ignored for purposes of determining any such inaccuracy or breach; (ii) the word “Material” in the definition “Material Contract” shall not be ignored; (iii) the word “material” in Section 3.09(a)(xvii) shall not be ignored; and (iv) the term “Material Adverse Change” in Section 3.08(a) shall not be ignored.

Section 8.05 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party.” For purposes of this Article VIII, (i) if Buyer (or any other Buyer Indemnitee) comprises the Indemnified Party, any references to Indemnifying Party

(except provisions relating to an obligation to make payments) shall be deemed to refer to Seller, and (ii) if Buyer comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to Seller.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is otherwise materially prejudiced or harmed by such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, (i) prior to the Indemnifying Party assuming control of such defense it will, within twenty days of its receipt of an indemnification claim, first verify to the Indemnified Party in writing that such Indemnifying Party will be fully responsible (with no reservation of any rights) for all liabilities and obligations relating to such claim for indemnification (without regard to the Deductible, Cap or any other limitation of liability herein), and (ii) such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party that will not be satisfied in full by the Indemnifying Party and provides, in reasonable form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 60 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any Action proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.22 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VII) shall be governed exclusively by Article VII hereof.

Section 8.06 Payments.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within 30 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The Parties agree that should an Indemnifying Party not make full payment of any such obligations within such 30 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate ***. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

(b) Any Losses payable to a Buyer Indemnitee pursuant to Section 8.02(a) shall be satisfied: from Seller directly, including the ability of a Buyer Indemnitee to seek amounts directly from the Seller with respect to Losses based upon, arising out of, with respect to or by reason of Fraud, Willful Misrepresentation, or criminal activity.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Transaction Consideration for Tax purposes, unless otherwise required by Law.

Section 8.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any deliverables, as the case may be.

Section 8.09 No Circular Recovery. Notwithstanding anything to the contrary herein, Seller hereby agrees that Seller shall not make any claim for indemnification against the Buyer or the Company or its Subsidiaries by reason of the fact that the Seller was a controlling person, manager or managing member, of the Company or its Subsidiaries or was serving as such for another Person at the request of the Company or its Subsidiaries (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any applicable Law, organizational or governance document, contract or otherwise) with respect to any claim brought by a Buyer Indemnitee under this Agreement or otherwise relating to this Agreement, any other Ancillary Document or any of the transactions contemplated hereby or thereby. With respect to any claim brought by a Buyer Indemnitee under this Agreement or otherwise relating to this Agreement, any other Ancillary Document or the transactions contemplated hereby or thereby, Seller expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against the Company or its Subsidiaries with respect to any amounts owed by Seller hereunder.

Section 8.10 Exclusive Remedies. Each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VII and this Article VIII. Nothing in this Section 8.10 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s Fraud, criminal activity, or Willful Misrepresentation, by the applicable party.

Article IX
Miscellaneous

Section 9.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Seller:	Med-Fiber LLC *** E-mail: *** Attention: Alexei Tchapyjnikov
with a copy to:	Sapien Esq. 117 N Acacia Ave Solana Beach, CA 92075 E-mail: rich@sapienesq.com Attention: Rich Sapien
If to Buyer:	Biolase, Inc. 27042 Towne Centre Drive, Suite 207 Foothill Ranch, California 92610 E-mail: csilvers@biolase.com Attention: Christopher Silvers
with a copy to:	Greenberg Traurig, LLP 2200 Ross Avenue, Suite 5200 Dallas, Texas 75201 E-mail: woolseyt@gtlaw.com Attention: Thomas Woolsey

Section 9.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) the singular form of nouns, pronouns and verbs will include the plural and vice versa; and (e) unless otherwise defined in this Agreement, financial terms will have the meanings given to such terms under GAAP. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. Information in the Disclosure Schedules qualify the representations and warranties in the Section of this Agreement to which the Schedule relates (or makes cross-reference).

Section 9.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effectuate the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06 Entire Agreement. This Agreement, the Ancillary Documents, the binding provisions of the Letter of Intent, and INCOTERMS 2020 (solely with respect to the reference to EX) constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, that Buyer may assign its rights and its obligations under this Agreement, in whole or in part, (a) to one or more of its Affiliates (including, for the avoidance of doubt, any Affiliate organized subsequent to the date hereof), (b) for collateral security purposes, to any lender providing financing to Buyer or its Affiliates and all extensions, renewals, replacements, refinancings and refundings thereof in whole or in part, and (c) in connection with a (i) merger or consolidation involving Buyer or any of its Affiliates, (ii) a sale of all or substantially all of the stock or assets (including any real estate) of Buyer or any of its Affiliates or (iii) dispositions of the all or substantially all of the business of the Company or Buyer or any of its Affiliates or any part thereof. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.08 No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Buyer and Seller. Any failure of Buyer, on the one hand, or Seller, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Seller (with respect to any failure by Buyer) or by Buyer (with respect to any failure by Seller), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON AND COUNTY OF NEW CASTLE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.10(c).

Section 9.11 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at Law or in equity.

Section 9.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:

BIOLASE, INC.

By:
Name:	John R. Beaver
Title: President and Chief Executive Officer

[Signature Page to Membership Interest Purchase and Contribution Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

MED-FIBER LLC

By:
Name: Alexei Tchapyjnikov
Title: Owner and Chief Executive Officer

[Signature Page to Membership Interest Purchase and Contribution Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

By:
Alexei Tchapyjnikov

[Signature Page to Membership Interest Purchase and Contribution Agreement]

Exhibit A

Consulting Agreement

(Attached)

Exhibit B

Disclosure Schedules

(Attached)

Exhibit C

***

Exhibit D

***